EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript ILSE - Q3 2004 INTRALASE CORP Earnings Conference Call Event Date/Time: Oct. 28. 2004 / 11:00AM ET Event Duration: N/A

CORPORATE PARTICIPANTS

Franklin T. Jepson

IntraLase Corp. – VP Corporate Communications and Investor Relations

Robert J. Palmisano

IntraLase Corp. – President and CEO

Shelley Thunen

IntraLase Corp. – EVP and CFO

CONFERENCE CALL PARTICIPANTS

Jason Mills

First Albany Capital – Analyst

David Maris

Banc of America – Analyst

Michael Lachman

Think Equity Partners – Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to your quarter three 2004 IntraLase Corp. earnings conference call. My name is Jean (ph). I’ll be your conference coordinator. At this time, all lines are in listen-only mode. And we’ll be taking questions towards the end of the conference call.

[OPERATOR INSTRUCTIONS]

At this time we’ll turn the call over to your host, Franklin T. Jepson, Vice President of Communications and Investor Relations.

Sir, over to you.

Franklin T. Jepson - IntraLase Corp. – VP Corporate Communications and Investor Relations

Thank you, Jean.

Good morning, everyone. We are indeed pleased to have you on our call. By now you should have received or had access to our press release that went out this morning at 9 a.m. Eastern Time.

Bob Palmisano and Shelley Thunen are going to be providing some commentary on our performance in a moment. But first, I would like to provide the following reminder.

This presentation includes forward-looking statements and actual results could vary. For a discussion of the factors that could cause actual results to vary from those forward-looking statements, please see the risk factors section of our Form S1 in our press release dated today, October 28, 2004.

So, having dispensed with that, it’s my pleasure now to pass the call over to Bob Palmisano, our President and CEO, who will give you his comments and observations concerning the quarter. Bob?

Robert J. Palmisano - IntraLase Corp. – President and CEO

Thank you, Frank, and good day everyone and thank you for listening in on our call.

As you know, this is our company’s first investor conference since our IPO went effective about 3 weeks ago.

We’ve made a lot of good things happen over the last quarter and it’s a pleasure to finally have this opportunity to publicly disclose the full extent of our progress.

As you already learned from the press release issued this morning, all key metrics of the company are reflecting our strong momentum. As I will highlight in a moment, the forces driving our success differ significantly from the dynamics impacting excimer laser companies in the United States.

After I finish reviewing the highlights of the quarter from a strategic and operational perspective, Shelley Thunen will provide some details on our financial performance, which we are very pleased with, especially in a quarter that is typically at lower volume and placement quarter due to the fact that is it a vacation period in Europe and in the United States.

The first point I would like to make, and I think it is an important one, is that we are not dependent upon market growth in the overall LASIK market to reach our sales objectives.

Don’t get me wrong. We like market growth and are 100% for it. We’re just not dependent on it.

This is apparent in the comparison of our revenue growth trajectory exiting the quarter versus the figures recently reported by the excimer laser companies.

The crux of our opportunity and the reasons for our optimism are grounded in the fact that we have transformative. I’m having trouble saying that word, transformational technology that is enabling us to steadily take market share from the bladed microkeratome that has been traditionally used to create corneal flaps.

The limitations of the microkeratome reflect the 1950s origin and even incremental improvements to the device will not enable it to match the safety and precision profile of our laser.

We estimate that we gained a little over an additional point of market share in the U.S. during the quarter. And as a result, now account for more than 15% of all corneal flap procedures performed as step one to the two step LASIK procedure. This is up substantially from where we were a year ago, when our share stood at 9%.

So long as we have these market share gain opportunities ahead of us, something that will take us a period of time, of years to develop fully, our growth should progress at a significantly faster rate than what will be reported by the excimer laser companies, which are highly dependent upon procedure growth in the U.S. market.

Along this same line it should be emphasized that both our laser sales and our per-procedure revenues, the annuity portion of our business, are derived on a global basis.

We built our business model in such that a way that all corneal flap procedures performed anywhere in the world generate high volume revenues for the company.

Generally speaking, the excimer laser companies do not collect procedure fees on oblations performed outside the U.S. Coupled with the fact that the capital equipment side of their business is mature, they are far more dependent on domestic procedure growth to achieve sales gains.

Since our company’s opportunity is global in nature, we have been giving particular emphasis to selling our lasers to refractive surgeons in Europe and the Far East. We are following a course similar to our U.S. introduction in that we are focusing on opinion leading surgeons in the belief that their positive experiences with our lasers will lead to adoption by the next tier of practitioners.

This effort got underway in the second half of 2003 but has already produced very material results.

During the past three months we gained our first sales in Germany, Switzerland, the U.K., and Hong Kong. In total, one-third of our laser sales in the most recent quarter occurred outside the U.S. At the end of the quarter IntraLase lasers were installed in 16 countries. A year ago at this time, we were only in three countries.

Last month IntraLase participated in the European Symposium for Cataract and Refractive Surgeons for the first time. Our event including surgical procedures broadcast live by satellite were attended by more than 350 of the leading surgeons from throughout Europe.

It was at this conference that Dr. Stephen Schallhorn, the Chief Ophthalmologist for the United States Navy, reported the results of an independent study he had conducted among three groups of Navy personnel.

The study compared outcomes using bladed microkeratomes on two groups, the IntraLase laser on an additional group, and for the creation of the corneal flap.

Dr. Schallhorn was interested in two things, which approach of creating corneal flaps resulted in the quickest return of Navy personnel to active duty? And which approach would produce the best visual results?

Many of you listening to this call are already familiar with the results of the highly controlled study performed last year by Dr. Dan Durrie, of the Durrie Vision Clinic in Kansas City. His was the first randomized perspective study to confirm the fact that corneal flaps created with our lasers led to statistically significant superior visual outcomes for LASIK patients versus outcomes attainable with the flap that’s created by a microkeratome.

The Schallhorn study, which encompassed 300 patients and 600 eyes, now provides further confirmation of Dr. Durrie’s results. The Navy personnel treated with our laser had statistically significant better vision than personnel who had their corneal flaps created by using the AMO Amadeus or the Bausch & Lomb Hansatome Microkeratomes.

This superiority was demonstrated at day one of the procedure and the subsequent periods of one week and one month following the procedure. Dr. Schallhorn also brought forward important new findings demonstrated that patients treated with the IntraLase laser achieved better contrast acuity and therefore better quality of vision than patients treated with either of the bladed microkeratomes.

These important findings begin to provide a clinical explanation why patients in the Durrie study where one eye was treated with our laser and the other with a bladed microkeratome subjectively stated that the IntraLase treated eye provided better quality of vision.

Let me sum up this portion of my comments simply by saying that 2004 is a breakout year for us in terms of our prospective randomized PMA quality clinical data that proves the superiority of approach to creating corneal flaps.

Our advantage and safety and reduction in – and reduced complications or side effects was already understood by the early adopters.

Now for the general population of refractive surgeons comes the data that that will convince them that IntraLase lasers and laser surgery are a means to more satisfied patients because of improved visual acuity results and more prosperous medical practices.

Another point I would like to make about our third quarter concerns the nature of our annuity stream created by the sale of our lasers.

Even though we realize gross margins on laser sales, Shelley will comment further on that in a moment, the big margin opportunity comes with the follow-on sale of per-procedure patient interface that continues after the laser is installed.

Our per-procedure revenues increased 120% between the third quarter of ‘03 and this most recent quarter. And we fully expect that lasers now just coming online in doctors’ offices will perpetuate a very healthy growth rate in this part of the business.

Our business model is based upon IntraLase capturing additional per-procedure market share as well as we sell more lasers. While we are all for market growth, and it clearly helps us, we are not dependent on it.

Let me be more specific on the point. As we look forward over the next 12 to 15 months, we anticipate that IntraLase should gain one point of annualized market share for every 10 to 12 lasers sold in the U.S. This calculation includes an assumption that the LASIK market itself will grow in the 10% range during this period.

Our gains in market share are what is driving our strong revenue growth. Of course the shared gains would not be possible if doctors were not actually making heavy use of the lasers once they are in installed.

As many of you know, we sell, when we sell a laser we work closely with the doctor to insure that it is rapidly integrated into the practices. We target an 85% adoption rate within the first 30 days after installation. Meaning that 85% of the corneal flaps were created using our instrument.

And during the third quarter we continued to hit this target in the United States. The mounting clinical evidence of our advantages should further solidify this trend.

Many of you were at the Academy of Ophthalmology meeting last week. And I think you will agree that most of the physician presentations and panel discussions about our product were very supportive of our technology.

For example, we learned that ophthalmology students at Baskin Palmer, one of the most prestigious teaching institutions in the United States located in Miami, are no longer even being taught how to use the bladed microkeratome. Instead they are being taught how to use the IntraLase laser.

Our commercial momentum and booth traffic at the AAO meeting leaves little room for doubt that we are on our way to establishing the IntraLase laser as the preferred method of creating corneal flaps.

As a new public company, we fully appreciate the need to deliver quality results that earn the confidence and respect of our shareholders. Some of the steps we have taken to assure this result are not always visible to investors. But they include such things as the recent promotion of Charline Gauthier as Executive Vice President and Chief Operating Officer and the promotion of Shelley Thunen to Executive Vice President and Chief Financial Officer.

We have also recruited seasoned senior executives to lead our corporate staff functions and continue to make key additions to our team of scientists and engineers responsible for fortifying our intellectual property position throughout the world.

IntraLase’s senior management team takes very seriously the new responsibilities brought about by our decision to become a public company. From our perspective, our IPO was not only a financial success, but also a huge cultural milestone that will profoundly influence our commitment to achieving our performance goals.

The additional capital raised through our IPO and the fact that we now have publicly traded equity, should enhance our ability to further perfect our femtosecond technology, expand its utility for the refractive surgeon, and also bring new technologies to IntraLase that will broaden our base of business over time.

I will conclude by pointing out again that we are still at a very early stage of penetrating our target market of 1,400 high volume refractive surgery centers around the world. The 180 IntraLase systems currently in place account for less than 15% of the potential customer base.

The order rate for the fourth quarter remains brisk and we are comfortable that the quarter will see IntraLase achieve another important milestone, crossing the threshold of profitability.

The company should show a profit at the operating income and net earnings lines for the fourth quarter of 2004. And we expect to be sustainably profitable thereafter, excluding the effect of non-cash stock based compensation, which as you know can vary depending upon our stock price.

With those comments as background, I will now turn this meeting over to Shelley who will review the financial details of our performance. Following Shelley’s remarks I will open the floor for your questions. Shelley?

Shelley Thunen - IntraLase Corp. – EVP and CFO

Thank you, Bob.

Revenues for the third quarter were $15.5 million derived from the sale or lease of 27 IntraLase FS lasers, generating revenue of $8.6 million the sale of 49,927 procedures in the related per-procedure patient interface units, generating $5.7 million of revenues and maintenance revenues of $1.2 million.

Demand for lasers was very strong, particularly as the third quarter tends to be seasonally slower than the second and fourth quarters of the year.

Eighteen lasers were sold or leased in the United States and 9 internationally, bringing our installed base to a total of 180 lasers with 145 in the U.S. and 35 international.

Our average selling price for the lasers during the quarter was up to almost $317,000, up sequentially from $306,000 in the second quarter and $233,000 in the first quarter. This was driven by the fact that in the U.S. net-operating leases decreased by one during the quarter. Currently 20 of the laser systems installed in the United States are on operating leases, which are convertible to sales at the customer’s option.

We are now installed in 16 countries and approved for marketing in Australia.

During the quarter we sold 49,927 per-procedure patient interface units, up 127% from the comparable quarter a year ago with 22,164 per-procedures sales and up sequentially from the second quarter of this year by 3%. During the third quarter of 2004, about a fifth of our procedures were to international customers.

Typically as was true in this third quarter of 2004, the total market procedure volume is lower absolutely than the previous second quarter as seasonally the third quarter is lower. However, our volume continues to be up due to our continuing ability to capture market share.

About 37% of our total revenues were from procedures, up from 35% in the preceding second quarter of this year. Procedure volume for the quarter per average number of lasers installed, combining both international and domestic, was about 100 procedures per month, almost exactly what it was a year ago, reflecting no diminution in average volumes despite higher market penetration.

Our average selling price remained consistent at $115 per procedure. While our current list price is $160 per procedure, inclusive of the disposable patient interface, our average selling price is lower due to volume discount pricing to our highest volume customers, international distributor pricing, and pricing arrangements with our early customers who paid a higher laser price but a lower per-procedure price.

While our average selling price has been virtually the same throughout 2004, we expect that the average selling price will rise over time as a percentage of per-procedure revenues increase with our new install base and the July 1, 2004 price increase in the U.S. becomes fully effective in mid 2005.

Gross margins increased to 45.1% of revenues, up from 35.8% in the third quarter of 2003 a year ago, and up from 39.8% in the second quarter. Increases in margin are due to higher laser average selling prices and mix as revenues from procedures were higher in the third quarter than in the previous quarter.

We also realized, as compared to the third quarter a year ago, continued cost savings in both our laser and patient interface production.

In addition, the effect of buying the fully paid license from the University of Michigan yielded an improvement in margins of approximately 60 basis points.

Research and development expenses were $3.8 million in the quarter, up $900,000 from $2.9 million in the second quarter of this year. Taking out the effect of stock based compensation, which was lower in the third quarter than the previous quarter, spending was up almost $1.3 million with $765,000 attributable to the expense portion of obtaining the fully paid license from the University of Michigan, also engineering efforts to drive further cost savings, and increased legal fees associated with our patent and technology licensing arrangement.

Selling, general, and administrative expenses were $6.4 million in the quarter, up from $5.3 million in the previous quarter, an increase of $1.1 million.

After eliminating the changes in stock based compensation, spending increased $1.3 million with increases for our first attendance at the European Symposium of Cataract and Refractive Surgeons in Paris this September, increases in other sales and marketing expenses including those to expand our international operations, and increases in administration to support our international expansion, and consulting and preparation for our public offering including consultants to help us with Sarbanes-Oxley compliance.

While we are not required, for instance, to be 404 compliant until the end of 2005, we are taking our public company requirements seriously, as Bob mentioned.

The high commercial momentum we mentioned and higher margins offset by 1) the expensable portion of the University of Michigan fully paid royalty free license, 2) expenses incurred to continue to propel our commercial success, and 3) significantly higher stock based compensation resulted in the net loss of $3.1 million or $1.37 per share as compared to a loss of $2.7 million or $1.27 per share in the third quarter a year ago.

Absent the non-cash stock based compensation, the loss in the third quarter of 2004 would have been $1.00 per share compared to $1.23 in the third quarter of 2003 without the stock based compensation.

As we look at the 9 months ending September 30 of this year, revenues were $40.8 million, compared to $15.1 million in the comparable period a year ago, an increase of 170%. Gross margins increased from 31.5% to 42% with the operating loss decreasing from $9.7 million to $7.1 million despite an increase in non-cash stock based compensation of over $2.2 million in 2004.

Laser placements for the 9 months ending September 30 of this year were a total of 74 sales or leases of which 49 were in the United States and 25 internationally compared to a total of 41 sales or leases in the 9 months ending September 30, 2003 of which 36 were domestic and 5 international.

As Bob discussed earlier, in order to gain international traction during Q2 and Q3, we gave particular emphasis to establishing our international business where as Bob indicated we also realize high margin annuity per-procedure patient interface revenues.

Before we turn to a discussion of our balance sheet, I just want to comment on our capital structure in terms of the shares outstanding and the changes that will be realized from our initial public offering.

At September 30 we had 2,344,149 common shares outstanding. After our initial public offering, including the conversion of all of our preferred stock to common, we will have 26,436,699 primary shares outstanding and approximately 31.9 million shares outstanding, if all granted options are included.

At September 30 we had $7.1 million in cash, cash equivalents, and marketable securities down $4.9 million from $12 million at June 30 of this year.

Use of cash of $4.9 million consisted of a net loss, excluding the non-cash based compensation charges of almost $2.3 million, $1,235,000 payment to the University of Michigan for the first installment to convert our royalty based license to a fully paid royalty free license, and increases in accounts receivable.

On a Pro Forma basis if the initial public offering had closed on September 30, we would have had $91.4 million in cash, cash equivalents, and marketable securities, taking into account net proceeds of $84.3 million, which is calculated to include not only the underwriters’ fees but also the repayment of bank debt, the $765,000 to the University of Michigan upon closing of the initial public offering, and also our IPO expenses.

At September 30 we had $8.2 million in accounts receivable, up from $4.8 million at June 30, representing 48 days sales outstanding as compared to 28 days at the end of June. The increase was primarily due to granting of credit terms to a large, credit worthy corporate customer of $1.1 million outstanding at quarter end for the purchase of lasers and $1.2 million to a regional practice solely converting to IntraLase as their standard of care, with a regional credit extension being paid by a large, national leasing entity directly to us.

Absent these credit extensions, day sales outstanding would have been 34 days at the end of the quarter.

Inventories were 8.3 million at September 30 of this year, representing nearly three months worth of inventories, as calculated on our backward basis up from the second quarter in preparation for our fourth quarter, which is normally our largest quarter of the year.

Also of note is that stockholders’ equity would have been approximately $103 million on a Pro Forma basis, assuming that the initial public offering had closed on September 30.

I want to thank you very much for your time and attention. And we’ll now turn the call back over to Bob.

Robert J. Palmisano - IntraLase Corp. – President and CEO

Thank you very much, Shelley.

Now we would like to take questions.

QUESTION AND ANSWER

Operator

Thank you, sir.

[OPERATOR INSTRUCTIONS]

We’ll take our first question of the day from Jason Mills of First Albany Capital. Please go ahead.

Jason Mills - First Albany Capital – Analyst

Hey, guys. Thanks for taking my call.

The gross margins trended up sequentially quite a bit. And you gave some detail on that, Shelley. Was wondering if you could discuss just kind of by margins with respect to lasers, interface units, et cetera, specifically and how they’re trending sequentially?

If you don’t want to give us those margins specifically maybe how they’re trending and what you’re seeing there?

Shelley Thunen - IntraLase Corp. – EVP and CFO

Thank you very much, Jason.

Yes, we will not be breaking out gross margin by product line as we go forward. However, I can talk about this. Laser ASPs were up quite a bit. And if I look at the laser gross margin about two-thirds of the increase in gross margin was caused by our higher average selling price and about a third from cost reductions including the 60 basis points that overall margins, which was about 1% on the total lasers in terms of moving that up.

Gross margin on maintenance was virtually what it’s been, a small loss. And then we delivered better on our per-procedure patient interfaces.

Our ASPs were a little bit lower, as you can see. They were about the same. I’m sorry. They were just about the same but we had a little bit of cost savings in there as well.

Jason Mills - First Albany Capital – Analyst

OK. Great. That’s helpful.

Let me just ask if your customer profile changed at all in the quarter. Bob you talked about targeting the 1,400 higher volume centers. It seems maybe that also some of that the lower volume centers that we’ve talked to are interested as well as their larger brethren are adopting the technology.

Could you talk about in the current quarter whether the profile changed at all or if you saw any interest on that to a non-targeted customer?

Robert J. Palmisano - IntraLase Corp. – President and CEO

No. I still think that the customers that we placed lasers with during the quarter were similarly the same in terms of volume as in the past. In terms if they were more the higher volume surgeons.

However, I would say that they what we do see a little bit of change in is that we are migrating into more of the mass majority of ophthalmologists not just the kind of early adopters as well as the opinion leaders, the kind of people that just speak from podiums a lot and are usually very supportive of new technology.

So we’re really entering a new phase cyclegraphically in terms of doctors that in everyday, normal practice are using this technology because they see the benefits in terms of the patient outcomes.

Jason Mills - First Albany Capital – Analyst

OK. Great. And one last one and then I’ll hop back in queue.

Would like you, Bob, to elaborate on something you said early on, which I thought was interesting, when you, the comment about 1% increase in market share. And you’re now associated with placing 10 to 12 lasers in the United States.

And then your model assuming 10% market growth in U.S. I know it’s been running ahead of that heretofore and then maybe you’re expecting to come down conservatively here in the back half of the year, as we’ve seen some excimer laser companies report what they reported.

Wanted maybe to see if you could go a little deeper on that assertion and talk a little bit about which is, frankly, more important to you, placing an incremental laser versus the market growth fluctuating by a couple percent either way?

Robert J. Palmisano - IntraLase Corp. – President and CEO

That’s why we tried to use that example, Jason, because we think that by us placing lasers gaining market shares and much more important indication of the direction of this company and how well we’re progressing rather than whether the market grows at 10% or 8%.

If I were in the excimer laser business, I would be very, very concerned about that, the market growth number.

And as I said in the presentation, we’re all in favor of we like market growth. But to us placing lasers, gaining market share, is the key metric that’s really driving our business.

Jason Mills - First Albany Capital – Analyst

OK. I’ll hop back in queue. Thanks, guys.

Robert J. Palmisano - IntraLase Corp. – President and CEO

Thanks.

Operator

We’ll take our next question from David Maris of Banc of America. Please go ahead.

David Maris - Banc of America – Analyst

Good morning, a few quick, short answer questions.

First, any outstanding back orders? Where do those – what does that look like versus the sequential quarter?

Sales and interest at the AAO, can you give us any color on that? And I have some few questions.

Market share targets by next year, do you have any updates given the strong placement this quarter?

And then offhand, do you know what same store volume growth was? And you may have covered this and I might have missed it.

Robert J. Palmisano – IntraLase Corp. – President and CEO

I don’t think we’ve calculated same store volume growth yet, David. I think that’s a little bit too early. We haven’t been able to get all that data together.

In terms of back orders, we left Q3 with a few back orders. I think that those are now on the way to being installed. So I don’t think that we have a back order issue currently.

And our traffic at AAO was very strong. We did sell a large number of systems there both domestically and internationally.

And what was the other question?

David Maris - Banc of America – Analyst

Market share targets.

Robert J. Palmisano - IntraLase Corp. – President and CEO

Market share targets is at – we’re looking probably at the end of next year to be in the high 20s or so.

David Maris - Banc of America – Analyst

OK. And then just lastly, one of the things that was interesting, my team was down at the AAO and went by the 20/10 booth a few times and there was no one home, I guess, most of the time. And there was no laser there.

Did you happen to do any competitive intelligence? Do you have any competitive intelligence from the show that tells you what the status is and what their plans are in the U.S.?

Robert J. Palmisano - IntraLase Corp. – President and CEO

No. We – a lot of people commented on that to us. They said that they had gone down there and there wasn’t even a laser there nor was there anyone to talk to.

I still think that their status is what we said for the last several months in that we think that they’re a couple of years probably away from commercialization given what we know about what it took us to get there.

I don’t – we always felt that in terms of the U.S. market that in terms of having a long lead time and bringing the product to market from a technical point of view, a large lead time in terms of commercial momentum. There are a lot of IP issues that I think are in our favor, particularly in the U.S. market.

And from a competitive point of view, is I think that we’re in very, very good shape versus anyone that’s going to be trying to get into this business with a similar kind of technology.

So I can’t comment more than that because we didn’t see them there either.

David Maris - Banc of America – Analyst

Well congratulations on your inaugural quarter.

Robert J. Palmisano - IntraLase Corp. – President and CEO

Thanks, David.

Shelley Thunen - IntraLase Corp. – EVP and CFO

Thank you.

Operator

And we’ll take our next question from Michael Lachman of Think Equity Partners. Please go ahead.

Michael Lachman - Think Equity Partners – Analyst

Good morning.

Obviously you pointed out IntraLase was a big topic of conversation and debate of the AAO over the past week.

My sense coming out of the meeting is that you’ve got a very happy customer base that’s convinced that they’re getting better outcomes and a positive payback from the technology.

And you also have some fairly vocal critics that aren’t yet convinced of the benefits, either clinical or financial.

Have you guys yet reached a stage in your growth ramp where you’ve had to make an effort selling and trying to convert the skeptics out there? And how do you approach these potential customers and what can you describe the kind of success that you’ve had so far?

Robert J. Palmisano - IntraLase Corp. – President and CEO

Well I think today’s skeptics are tomorrow’s customers. So I think that we’ve seen that in the past where we have people that were very skeptical and we were able to talk to them reasonably about two things that is very compelling, first of all clinical data from physicians that they respect and secondly how financially this works for their practice to their advantage.

So I think that that’s the tack that we will continue to use.

We don’t get any kind of negative comments from doctors that use the technology cause as you said, doctors are very happy with it from a clinical point of view and from a financial point of view.

So it’s a matter of us gaining, continuing to gain more momentum in the market. And it has kind of a domino effect in local markets. Once one doctor tends to get it then we usually get more doctors in that community that also gravitates towards the technology.

So I don’t get too upset when doctors knock our technology cause those are tomorrow’s customers and we will work with them, point out the benefits of this, and I’m pretty sure that over time that today’s, as I said, today’s skeptics will become tomorrow’s customers.

Michael Lachman - Think Equity Partners – Analyst

Great. And you mentioned the clinical data. Can you kind of lay out for us the clinical investigations that are taking place out there? I know you’re probably spearheading some and this is an area where there are going to be individual clinicians that are going to be conducting their own studies.

Can you confer or not what’s out there and the kind of data we can expect to see over the next six to 12 months?

Robert J. Palmisano - IntraLase Corp. – President and CEO

Well I think that from a visual outcome point of view, is that we will see the one year follow-up from Durrie’s, Dr. Durrie’s study and also we’ll see further studies from, for the time periods, from Dr. Schallhorn’s study.

We’re also looking at other kinds of studies that will go even more advanced in terms of standard deviation, how that’s measured in an eye.

Michael Lachman - Think Equity Partners – Analyst

In terms of flap thickness?

Robert J. Palmisano - IntraLase Corp. – President and CEO

In terms of, not only flap thickness, but in terms of the uniformity of flap thickness across the full circumference of the cornea is that a lot of our competitors are thinking that standard deviation is what they’re shooting for but it’s still a flat blade and so they can only get a standard deviation at one, at the center of the cornea.

Whereas, we have found that visual outcomes, the better visual outcomes are probably more related to having the thinner, more uniform flap along the full circumference of the cornea, just not at one point in the cornea.

So I think that those are kinds of things that are out there now that we’re really kind of working on.

Michael Lachman - Think Equity Partners – Analyst

OK. And turning briefly to the international market, as you mentioned outside the U.S., there generally hasn’t been a per-click or a per-procedure cost. Really that’s a fear, a disposable kit. You said that you’re targeting the thought leaders.

Have you started to identify customer profiles, whether that’s type of customer, size or sort of particular regions that are more receptive to this sort of a business model?

Robert J. Palmisano - IntraLase Corp. – President and CEO

Yes, the profile, the early adopters, in Europe are very similar to the early adopters that we found in the U.S. market back a year to two ago in that they are the early adopters. Early adopters of any technology that are very interested in technology advancements. And were primarily motivated to get the technology because they could intuitively see or through data see that this technology provided a safer way of doing LASIK surgery.

As you may know is that LASIK is not as popular in Europe as it is in the United States. There are a lot more surface ablations done in Europe than in the United States as a percentage of all surgeries. And that’s primarily related to fear of the blade.

And doctors who are getting this are relating to us that they think that this will help grow the LASIK market in general, particularly in Europe where doctors tend to be a little bit more conservative.

Michael Lachman - Think Equity Partners – Analyst

Thanks, and then just one final question, if I could. In terms of your manufacturing capacity, if demand picks up over the next few quarters, beyond the expectations that you’ve communicated, what’s, where does your capacity stand right now and how do you expect that to ramp over the next few quarters?

Robert J. Palmisano - IntraLase Corp. – President and CEO

Well, we’re certainly building into increase our demand, excuse me, increase our forecast and our capacity over for next year. So we expect it to be a very significant year of growth for us.

Well we can ramp up in a fairly short period of time. Three months or four months of so in terms of a lot of new demand, if that was what was necessary. It’s a matter of working with some of our vendors to get some of the more precision kinds of parts as well as some personnel.

But in terms of a manufacturing facility, is that we have the capacity to probably double or triple our current volumes. We’re only, today we’re really only working one shift five days a week and we can expand quite easily that way.

So, but it will take us some time with the demand really exploded and doubled right away. It would take. Quite frankly, it would take us a quarter or two to be able to meet that.

Michael Lachman - Think Equity Partners – Analyst

Great. Thanks a lot.

Robert J. Palmisano - IntraLase Corp. – President and CEO

Thanks.

Operator

And folks I’m showing no questions at this time. I’d like to turn the call back over to the presenters for their closing remarks.

Robert J. Palmisano - IntraLase Corp. – President and CEO

This is the end of our first conference call. It was a thrill going through the IPO process and now being a public company. We take it seriously. And we’ll look forward to speaking to you after the end of the fourth quarter, some time in January. Thank you all very much.

Shelley Thunen - IntraLase Corp. – EVP and CFO

Thank you.

Operator

Ladies and gentlemen, thank you for joining us on the conference call. You may now disconnect your phone lines.

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